Exhibit 10.3

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT (the “Agreement”) effective as of April 26th, 2007, by and between (1) Eyeblaster Inc. (the “Company”), (2) Eyeblaster Ltd. (the “Subsidiary”) and (3) Sycamore Technologies Ventures L.P. (the “Service Provider”).

WHEREAS, the Company is a private company organized under the laws of the State of Delaware, USA; and

WHEREAS, the Subsidiary is a private company organized under the laws of the State of Israel, wholly owned by the Company; and

WHEREAS, the Service Provider is a limited partnership organized under the laws of the State of Israel; and

WHEREAS, the Company and the Subsidiary wish the Service Provider to provide them with such Services (as defined below) upon the terms and conditions more fully set forth herein; and

WHEREAS, the Service Provider is willing to provide the Services, upon the terms and conditions more fully set forth herein; and

WHEREAS, the Company and the Service Provider have entered into a certain Management Agreement dated April 26, 2007 (the “Previous Agreement”); and

WHEREAS, the Parties wish to amend and restate the Previous Agreement, in its entirety, by entering into this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1. Nature of Services; Scope

During the Term (as defined below), the Service Provider shall provide the Company and the Subsidiary with various management and consulting services (the “Services”), as shall be mutually determined by the Company, the Subsidiary and the Service Provider from time to time. Without derogating from the generality of the foregoing, the Services shall include service of such persons designated by the Service Provider to the Company’s Board of Directors, strategic guidance and consulting services to the Company and the Subsidiary (which, for illustration purposes only, may include assistance in introduction to potential customers worldwide, to analysts, investment bankers and the investment community, consulting services with respect to the business and strategic alliances, business opportunities and various joint venture, IPO and M&A opportunities) as well as guidance and consulting services in connection with the management of the Company and its subsidiaries. The Services shall be provided on an as needed basis, as shall be mutually determined by the Company, the Subsidiary and the Service Provider from time to time.

2. Management Fee.

(a) During the Term of this Agreement, and in consideration of the Services to be provided by the Service Provider to the Company and the Subsidiary, the Company and the Subsidiary shall pay the Service Provider, in equal parts, an annual management fee in the aggregate amount of US$1,000,000 (the “Management Fee”). The Management Fee shall be payable at the end of each calendar quarter starting on the Commencement Date (as defined below) with respect to the calendar quarter so ending (i.e. $250,000 per calendar quarter), against the issuance by the Service Provider of an appropriate invoice.

(b) For the avoidance of any doubt, the Management Fee constitutes the full and final consideration for the Services, and the Service Provider shall not be entitled to any additional consideration, of any form, for its services, and such amounts include any and all taxes, withholding taxes, levies, fees and charges of any kind whatsoever, to the extent that any of the above items may apply to payments due to the Service Provider under this Agreement.

(c) The Service Provider shall bear any and all taxes in connection with any payments made to the Service Provider pursuant to this Agreement. The payment of the Management Fee by the Company and the Subsidiary shall be subject to any applicable withholding or deduction, and any amount so withheld or deducted shall be deemed as fully paid by the Company and/or the Subsidiary to the Service Provider. The Service Provider shall indemnify and hold the Company and the Subsidiary harmless, immediately upon the Company’s or the Subsidiary’s written request, for any withholding or deductions or other tax payments incurred by the Company or the Subsidiary, as the case may be, arising from the Management Fee, with no regards whether such payments are justified by the Service Provider.

3. Term of Agreement: Termination. The term (the “Term”) of this Agreement shall commence on April 26, 2007 (the “Commencement Date”) and shall terminate on the earlier of: (i) April 25, 2009; and (ii) first underwritten initial public offering of the Company’s securities.

4. Amendments. This Agreement may be modified or amended only by a writing signed by the parties hereto.

5. Entire Agreement. This Agreement sets forth the entire agreement between the parties on the subject matter hereof and shall supersede all previous communications and agreements between the parties, either oral or written, including but not limited to the Previous Agreement.

6. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the competent courts of Tel-Aviv.

7. Non-Exclusivity. The Services to be rendered to the Company and the Subsidiary by the Service Provider shall not be deemed to be exclusive, and nothing contained herein shall be construed as limiting the Service Provider in any way.

8. Relationship between the Parties. The sole relationship between the Service Provider on one side, and the Company and the Subsidiary on the other side shall be that of an independent contractor and the Service Provider shall be solely responsible for related costs and other expenses in connection with the performance of the Service Provider’s duties and obligations under this Agreement. The Service Provider shall in no way be deemed an agent or employee of the Company or the Subsidiary.

9. Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10. Assignment. The obligations of the Service Provider under this Agreement may not be assigned in whole or in part by operation of law or otherwise without the prior express written consents of the Company and the Subsidiary, and, without derogating from any remedy to which the Company or the Subsidiary may be entitled to in such event, any attempted assignment of any duties or obligations hereunder without consent shall be void.

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IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto, effective as of the day and year first above written.

EYEBLASTER INC.		EYEBLASTER LTD.

By:	/s/ Gal Trifon	By:	/s/ Gal Trifon
Title:	Gal Trifon, CEO	Title:	Gal Trifon, CEO

SYCAMORE TECHNOLOGIES VENTURES L.P.

By:	/s/ Guy Gamzu
Title:	Guy Gamzu, Director